Exhibit 10.1
Separation and Release Agreement
     This Separation and Release Agreement (this “Agreement”) is made effective as of the 21st day of November, 2008 (the “Agreement Date”), by and between First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), and David P. Draft (the “Executive”).
     Whereas, Executive currently serves as Executive Vice President-Operations of the Company pursuant to an employment agreement by and between the Company and Executive dated March 25, 2002 (the “Employment Agreement); and
     Whereas, Executive has advised the Company of his intention to resign all positions with the Company effective as of the close of business on the Agreement Date, and the Company’s Board of Directors has accepted such resignation.
     Now, therefore, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
     Section 1. Termination of Employment and Employment Agreement. Except as otherwise specifically set forth herein, the Employment Agreement and Executive’s employment with the Company shall terminate effective as of the close of business on the Agreement Date. Executive acknowledges that he has resigned from any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that Executive held immediately prior to the Agreement Date with the Company and/or any of its affiliates, all effective as of the close of business on the Agreement Date.
     Section 2. Severance Payments. In consideration for the promises made in this Agreement, the Company agrees to pay, or provide to, Executive the following (collectively, the “Severance Benefits”):
          (a) Within thirty (30) days of the Effective Date (as defined in Section 10), a single lump sum in an amount equal to $1,417,061.
          (b) The Company shall continue, for Executive and his family, health insurance coverage, so as to provide a scope of coverage comparable to that which was in effect as of the Agreement Date, for a period of three (3) years following the Agreement Date or, if earlier, until such time as substitute health insurance coverage with comparable benefits is available to Executive at a cost comparable to that borne by Executive under the Company’s policy, by virtue of other employment or family members’ insurance benefits secured or made available after termination. Executive shall be obligated to inform the Company of any such comparable coverage within five (5) business days of becoming covered by such comparable coverage.
          (c) Within five (5) days of the Effective Date, the Company shall reimburse Executive for any business expenses that are payable under the Company’s normal expense reimbursement policies and practices that were incurred by the Executive prior to the Agreement Date. Notwithstanding the foregoing, the Executive shall have until December 31, 2008 to submit any business expenses associated with services provided on behalf of the Company in connection with his foreign assignment and such expenses shall be reimbursed within ten (10) business days of such submission.
          (d) The parties acknowledge and agree that the amount set forth in subparagraph (a) above includes all accrued but unused paid-vacation through the Agreement Date.
          (e) Executive acknowledges and agrees that all payments made, and benefits provided, pursuant to this Agreement shall be subject to all applicable tax withholding and reporting requirements.
          (f) Executive acknowledges and agrees that all payments made, and benefits provided, pursuant to this Agreement are in consideration for Executive’s promises contained in this Agreement, and that such payments and benefits under the terms of the Employment Agreement would not be payable absent execution of this Agreement. Executive further acknowledges and agrees that the payments and benefits described in this Agreement are conditioned upon the execution and non-revocation of the Release described in Section 10. If Executive revokes this Agreement on or before the Effective Date, no payment or benefit described herein (except as provided in Section 2(c)) shall be due to Executive.
     Section 3. Code Section 409A. Executive acknowledges and agrees that he shall be solely responsible for any additional taxes, penalty or interest that may be imposed by Section 409A of the Code on any such payments and or benefits if any such tax, penalty or interest is imposed by the Internal Revenue Service.
     Section 4. Termination of Benefits. Executive’s continued participation in all compensation and other benefit plans will cease as of the Agreement Date; provided that nothing contained herein shall limit or otherwise impair Executive’s right to receive pension, welfare or similar benefit payments which are vested as of the Agreement Date under any applicable tax-qualified pension plan, welfare benefit plan or other tax-qualified or non-qualified benefit plans, pursuant and subject to the terms and conditions of the applicable plan.
     Section 5. Equity Awards.
          (a) Executive’s options, other than options that may by their terms vest upon or be subject to the attainment of any individual or company-wide performance criteria (e.g., and without limitation, Consolidated Incentive Program options), outstanding under the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan, the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan, the First Industrial Realty Trust, Inc. 2001 Stock Incentive Plan and any similar plan subsequently adopted by the Company (collectively referred to herein as the “SIP Options”), and awards outstanding under the First Industrial Realty Trust, Inc. Deferred Income Plan (“DIP Awards”), shall be fully vested effective as of the Agreement Date.
          (b) All unexpired transfer and encumbrance restrictions otherwise applicable to any restricted stock owned by the Executive, shall be released and eliminated effective as of the Agreement Date.

          (c) Executive shall be permitted to exercise any SIP Options until the earlier of i) eighteen (18) months following the Agreement Date or ii) the original expiration pursuant to the award agreement under which such SIP Options were originally granted..
     Section 6. Change in Control. In the event the termination of Executive’s employment is determined to be a Change in Control Termination, as defined in Section 3(h)(ii) of the Employment Agreement, and it is determined, in the opinion of the Employer’s independent accountants, in consultation, if necessary, with the Employer’s independent legal counsel, that the Severance Benefits, either separately or in conjunction with any other payments, benefits and entitlements received by the Executive in respect of the Change in Control Termination under any other plan or agreement under which the Executive participates or to which he is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event the Employer shall pay to the Executive a “grossing-up” amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. Such grossing-up payment shall be made with or following the payment under to this Agreement which constitutes an Excess Parachute Payment, but in no event later than the end of the year following the year in which Employee remits the related taxes to the Internal Revenue Service. If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Employer shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. Such deficiency payment shall be made no later than the end of the year following the year in which Executive remits the payment to the Internal Revenue Service in satisfaction of the deficiency, or if no payment is remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be conclusively made by the Employer’s independent accountants, in consultation, if necessary, with the Employer’s independent legal counsel. If, after the Executive receives any gross-up payments or other amount pursuant to this Section 6, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Employer the amount of such refund within ten (10) days of receipt by the Executive.
     Section 7. Confidentiality. Executive acknowledges that, during the course of his employment, he has produced, received and had access to, various materials, records, data, trade secrets and information not generally available to the public, specifically including any information concerning projects in the Pipeline, as defined below (collectively, “Confidential Information”) regarding the Company and its subsidiaries and affiliates. Accordingly, for the one (1) year period immediately subsequent to the Agreement Date, Executive shall hold in confidence and shall not directly or indirectly for his own benefit or for the benefit of any other person or entity, for economic gain or otherwise, disclose, use, copy or make lists of any such Confidential Information, except to the extent that (a) such information is or thereafter becomes lawfully available from public sources; or (b) such disclosure is authorized in writing by the Company; or (c) such disclosure is determined by court order or official governmental ruling to be required by law or by any competent administrative agency or judicial authority. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Company’s business, which Executive prepared or used, shall be and remain the sole property of the Company and shall be promptly returned to the Company prior to the Effective Date.
     Section 8. Restrictive Covenants.
          (a) Executive hereby agrees, except with the express prior written discretionary consent of the Company, that for a period of one (1) year after the Agreement Date (the “Restrictive Period”), he will not directly or indirectly in any manner compete with the business of the Company, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Company to terminate employment with Company and become employed by the following:
               (i) Any company listed (during the year immediately preceding the Agreement Date) as an industrial or mixed office/industrial (but not pure office) REIT or Real Estate Operating Company as provided in the NAREIT Chart Book, dated January 2008 (a “Peer Group Member”); or
               (ii) any person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members) which, as a material component of its business (other than for its own use as an owner or user), invests in industrial warehouse facilities and properties similar to the Company’s investments and holdings: (1) in any geographic market or territory in which the Company owns properties or has an office either as of the Agreement Date; or (2) in any market in which an acquisition or other investment by the Company or any affiliate of the Company is pending as of the date of termination, as conclusively evidenced by the existence of a Request for Proposal or an executed Agreement of Purchase and Sale, Contribution (or Merger) Agreement or Letter of Intent, Confidentiality Agreement, Due Diligence Agreement, Pursuit Cost Agreement, Partnership or Joint Venture Agreement, or by a Post Acceptance Conference Call (PACC) memorandum or Investment Committee (IC) approval in existence as of the Agreement Date.
          (b) In addition, during the Restrictive Period, the Executive shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, in connection with or concerning any investment opportunity of the Company that is in the “Pipeline” (as defined below) as of the Agreement Date. Within ten (10) business days after the Agreement Date, the CEO shall deliver to the Executive a written statement of the investment opportunities in the Pipeline as of the Agreement Date (the “Pipeline Statement”) (as reflected on Exhibit A to this Agreement), and the Executive shall then review the Pipeline Statement for accuracy and completeness, to the best of his knowledge, and advise the CEO of any corrections required to the Pipeline Statement. The Executive’s receipt of any Severance Amount under Sections 3(a) and (b) shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement, or advising the CEO, in writing, of any corrections or revisions required to the Pipeline Statement in order to make it accurate and complete, to the best of the Executive’s knowledge. The restrictions concerning any one individual investment opportunity in the Pipeline shall continue until the first to occur of (i) expiration of the Restrictive Period; or (ii) the Executive’s receipt from the Company of written notice that the Company has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. An investment opportunity shall be considered in the “Pipeline” if, as of the Agreement Date, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Company in writing or otherwise) or under consideration by the Company, whether at the PACC, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (A) an acquisition for cash; (B) an UPREIT transaction; (C) a transaction under the “First Exchange” program; (D) a development project or venture; (E) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (F) an “Opportunity Fund” or other private investment in or co-investment with the Company; (G) any debt placement opportunity by or in Company; (H) any service or other fee-generating opportunity by the Company; or (I) any other investment by the Company or an affiliate of the Company, in or with any party or by any party in the Company or an affiliate of the Company.
          (c) The restrictions contained in Section 8(a) and Section 8(b) above are collectively referred to as the “Restrictive Covenants.” If Executive violates the Restrictive Covenants and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenants. Accordingly, the Restrictive Covenants shall be deemed to have the duration specified in Section 8(a) or, as applicable, Section 8(b), computed from the date the relief is granted, but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenants by Executive. In the event that a successor of the Company assumes and agrees to perform this Agreement or otherwise acquires the Company, the Restrictive Covenants shall continue to apply only to the primary markets of the Company as they existed immediately before such assumption or acquisition, and shall not apply to any of the successor’s other offices or markets. The foregoing Restrictive Covenants shall not prohibit Executive from owning, directly or indirectly, capital stock or similar securities that are listed on a securities exchange and that do not represent more than five percent (5%) of the outstanding capital stock of any corporation.

          (d) Relief from Restrictive Covenants. In the event Executive shall desire to engage in any activity that would violate the Restrictive Covenants, but which he reasonably and in good faith believes would be immaterial to the economic and proprietary interests of the Company or any of its affiliates, he may, prior to (but not after) engaging in such activity, submit to the Company a written request for relief from the Restrictive Covenants, which written request shall set forth the scope of the proposed activity, the scope of the requested relief and the basis upon which Executive believes such activity to be immaterial to the interests of the Company. Within ten (10) business days after receipt of Executive’s written request, and subject to the specific approval of the Company, the Company shall advise Executive, in writing, as to whether the requested relief shall be granted. The parties agree that such relief shall be granted only if the Company reasonably determines that the reasonably anticipated impact on the Company of the grant of such relief is in fact immaterial to and fully compatible with the economic and proprietary interests of the Company (and its separate regions, ventures, divisions, subsidiaries and affiliates), it being specifically hereby understood and acknowledged by Executive that a purportedly “minor” percentage impact on Company-wide revenues or expenses of the Company shall not be deemed to be per se immaterial.
          (e) Remedies for Breach of Restrictive Covenant. Executive acknowledges that the restrictions contained in Section 6 and Section 8 of this Agreement are reasonable and necessary for the protection of the legitimate proprietary business interests of the Company; that any violation of these restrictions would cause substantial injury to the Company and such interests; that the Company would not have entered into the Employment Agreement or this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions; and that such restrictions are a material inducement to the Company to enter into this Agreement. In the event of any violation of these restrictions or statement of intent by Executive to violate any of these restrictions, the Company shall automatically be relieved of any and all further financial and other obligations to Executive under this Agreement, in relation to the payment of a Severance Benefits or otherwise, and shall be entitled to all rights, remedies or damages available at law, in equity or otherwise under this Agreement; and, without limitation, shall be entitled to temporary and preliminary injunctive relief, granted by a court of competent jurisdiction, to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with him, as the case may be, such injunctive relief to be available pending the outcome of the arbitration process provided under Section 16 of this Agreement, which arbitration process will entitle the arbitrator to determine that permanent injunctive relief is to be granted to the Company, whereupon such relief shall be granted by a court of competent jurisdiction, based on the determination of the arbitrator.
     Section 9. Indemnification/Cooperation.
          (a) Throughout all applicable limitation periods, the Company shall continue to provide Executive (including his heirs, personal representatives, executors and administrators), with such coverage as shall be generally available to senior officers of the Employer under the Employer’s then-current directors’ and officers’ liability insurance policy, at the Company’s expense, with respect to periods prior to and including the Agreement Date.

          (b) In addition to the insurance coverage provided for in Section 9(a), the Company shall defend, hold harmless and indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law, and subject to each of the requirements, limitations and specifications set forth in the Articles of Incorporation, Bylaws and other organizational documents of the Company, against all expenses and liabilities reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which Executive may be involved by reason of his having been an officer of the Company, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.
          (c) In the event Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section 9, the Company shall, to the full extent permitted under applicable law, and subject to the each of the requirements, limitations and specifications set forth in the Articles of Incorporation, Bylaws and other organizational documents of the Company, advance all expenses (including the reasonable attorneys’ fees of the attorneys selected by Company and reasonably approved by Executive for the representation of Executive), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from Executive covenanting: (i) to reimburse the Company for the amount of all of the Expenses actually paid by the Company to or on behalf of Executive in the event it shall be ultimately determined, by the court or the arbitrator, as applicable to the case, that Executive is not entitled to indemnification by the Company for such Expenses; and (ii) to assign to the Company all rights of Executive to insurance proceeds, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of the Expenses actually paid by the Company to or on behalf of Executive.
          (d) Executive agrees that he shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation, including but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Company’s representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful information or testimony relevant to the investigation or litigation. The Company agrees to pay Executive reasonable compensation and reimburse Executive for reasonable expenses incurred in connection with such cooperation.
     Section 10. Release of Claims. The obligation of the Company to provide Executive the Severance Benefits are contingent upon (i) Executive executing and delivering to the Company a mutual release of claims in the form attached to this Agreement as Exhibit B (the “Release”), with such execution and delivery occurring during the twenty-one (21) day period beginning on the Agreement Date, and (ii) Executive not revoking the Release during the applicable seven (7)-day revocation period. For purposes of this Agreement, “Effective Date” shall mean the eighth (8th) day following the execution and delivery to the Company of the Release; provided that Executive has not before such date revoked the Release.

     Section 11. Mutual Non-Disparagement. The Company and Executive agree that, at all times following the signing of this Agreement, they shall not engage in any disparagement or vilification of the other, and shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Agreement not to make disparaging statements shall be each member of the Board of Directors of the Company and each of the Company’s senior executive officers. The parties further agree to do nothing that would damage the other’s business reputation or good will.
     Section 12. No Admissions. The Company denies that it or any of its employees or agents has taken any improper action against Executive, and Executive agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its employees or agents.
     Section 13. Confidentiality. Executive and the Company agree to keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members or their legal or tax advisors in connection with services related hereto and except as may be required by the federal securities laws or other applicable law or in connection with the preparation of tax returns.
     Section 14. Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.
     Section 15. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Illinois, without regard or reference to any principles of conflicts of law of the State of Illinois or any other jurisdiction, except to the extent that such internal laws are preempted by the laws of the United States.
     Section 16. Mediation and Arbitration. Except only as otherwise provided in Section 8(e), each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or Executive’s employment by the Company shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. The arbitrator shall be selected by the parties from a list of eleven (11) arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliated with either of the parties. The arbitrator shall be selected by the parties from that list. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute.

Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute (“Proposed Solution”), and the arbitrator shall be obligated to choose one (1) party’s specific Proposed Solution, without being permitted to effectuate any compromise or “new” position; provided, however, that the arbitrator shall be authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party whose Proposed Solution is not selected shall bear the costs of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. If the arbitrator ultimately chooses Executive’s Proposed Solution, then the Company shall pay interest (at the a rate of eighteen percent (18%)), on the amount the arbitrator awards to Executive (exclusive of attorneys’ fees and costs and expenses of the arbitration), such interest to be calculated from the date the amount payable under Executive’s Proposed Solution would have been paid under this Agreement, but for the dispute, through the date payment is made. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such Section 8(e) of this Agreement.
     Section 17. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the matters provided for herein, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.
     Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.
     Section 19. Dispute Resolution. Each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement shall be committed to and be resolved in accordance with the terms and conditions set forth in Section 16 of this Agreement.
     Section 20. Miscellaneous. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and personal representatives and the Company and its successors, representatives and assigns.

(Signature page follows)

     In Witness Whereof, this Agreement has been duly executed as of the dates set forth below.

First Industrial Realty Trust, Inc.

/s/ W. Ed Tyler By: W. Ed Tyler	Date: November 25, 2008
Title: President and Chief Executive Officer

/s/ David P. Draft David P. Draft	Date: November 25, 2008

Exhibit A
Section 7(b) – Pipeline Statement:
AVRO, LLC
Circuit City Stores Inc.
Pure Fishing, Inc.
Quad/Graphics Inc.
Rust-Oleum Corp.
Tricon Industries, Inc.
Uponor Corp.
Vi-Jon, Inc.
Affiliated Foods. Inc.
Arm & Hammer
BNSF Railway Co.
Cracker Barrel
Delphi Auto Systems, Corp.
DJ Orthopedics, Inc.
Greenheck Fan Corp.
Kuehne + Nagel International AG
Masimo Corp.
Penske Logistics LLC
Pick-Your-Part Auto Wrecking
The Goodyear Tire & Rubber Co.
TriMas Corp.
Union Pacific Corp.
Yellow Roadway Enterprise Services

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Exhibit B
Mutual General Release of All Claims
     Whereas, David P. Draft (“Executive”) and First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), have entered into a Separation and Release Agreement, effective November 21, 2008 (the “Separation Agreement”), which requires the Executive to execute this Mutual General Release of All Claims (the “Mutual Release”):
     Now, therefore, in consideration for payments and benefits provided by the Company as set forth in the Separation Agreement, the sufficiency of which is hereby acknowledged by Executive, and in consideration of the obligations of Executive under the Separation Agreement, the sufficiency of which is hereby acknowledged by the Company, Executive and the Company hereby agree as follows:
     1. For valuable consideration, the adequacy of which is hereby acknowledged, Executive on behalf of himself and the other Executive Releasors (as defined below) releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all Claims (as defined below) which Executive now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Executive Releasors may have, to the extent that it is derived from a Claim which Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath Executive’s signature on this Mutual Release and shall include, without limitation, Claims arising out of or related to Executive’s employment within the Company and the termination thereof, the employment agreement between the Company and Executive dated March 25, 2002 (the “Employment Agreement”) and Claims arising under (or alleged to have arisen under) (a) The Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) the Immigration Reform and Control Act of 1986, as amended; (g) the Americans with Disabilities Act of 1990, as amended; (h) the National Labor Relations Act, as amended; (i) the Occupational Safety and Health Act of 1970 , as amended; (j) any state or local anti-discrimination law; (k) any other local, state or federal law, regulation or ordinance; (l) any public policy, contract, tort, or common law; or (m) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Executive further releases any rights to recover damages or other personal relief based on any claim or cause of action filed on Executive’s behalf in court or any agency. Notwithstanding the above, Executive Releasors do not release any claim duly filed pursuant to the group welfare and retirement plans of the Company or a claim filed pursuant to any policy of liability insurance or the Company’s by-laws and nothing herein precludes Executive Releasors from enforcing rights under this Mutual Release or the Separation Agreement.
     2. For purposes of this Mutual Release, the terms set forth below shall have the following meanings:

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          (a) The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.
          (b) The term “Company Releasees” shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, shareholders, partners, attorneys, agents, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.
          (c) The term “Executive Releasors” shall include Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through Executive.
     3. Executive acknowledges that: (a) Executive has read and understands this Mutual Release in its entirety; (b) the payments and other benefits provided to Executive under the Separation Agreement between Executive and the Company dated November 21, 2008 exceed the nature and scope of that to which Executive would otherwise have been entitled to receive from the Company; (c) Executive has been advised in writing to consult with an attorney about this Mutual Release before signing and has had ample opportunity to do so; (d) Executive has been given twenty-one (21) days to consider this Mutual Release before signing; (e) Executive has the right to revoke this Mutual Release in full within seven (7) calendar days of signing it by providing written notice to the Company, and that this Mutual Release shall not become effective until that seven-day revocation period has expired; and (f) Executive enters into this Mutual Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration. Any revocation must be in writing and delivered to the principal headquarters office of the Company, Attention: Vice President — Legal, with a copy concurrently so delivered to Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, to the joint attention of Howard A. Nagelberg and Donald L. Norman, Jr. If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested.
     4. The Company does hereby knowingly and voluntarily release and forever discharge Executive from all Claims known or unknown, fixed or contingent, which it ever had, now has, or may have, or which it hereafter can, shall, or may have, from the beginning of time through the date on which it signs this Mutual Release, including without limitation those arising out of or related to Executive’s employment or separation from employment with the Company; provided nothing herein precludes the Company from enforcing its rights under this Mutual Release or the Separation Agreement; provided, further, that the Company does not release or discharge any future claims against Executive arising out of any acts or omissions of Executive (a) that as of the date of this Mutual Release are known to Executive, which Executive fails to fully disclose to the Company, and that have a material adverse future impact on the Company, or (b) that are fraudulent, dishonest or unlawful.
(Signature page follows)

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     In Witness Whereof, this Mutual Release has been duly executed as of the dates set forth below.

First Industrial Realty Trust, Inc.

/s/ W. Ed Tyler By: W. Ed Tyler	Date: November 25, 2008
Title: President and Chief Executive Officer

/s/ David P. Draft David P. Draft	Date: November 25, 2008

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